EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-205142) of New Senior Investment Group Inc. and Subsidiaries and in the related Prospectus of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of New Senior Investment Group Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of New Senior Investment Group Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New York, New York
February 26, 2016